UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 23, 2011
JIANGBO PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Florida
(State or other jurisdiction of incorporation)
001-34763	65-1130026
(Commission File Number)	(IRS Employer Identification No.)

25 Haihe Road, Laiyang Economic Development

Laiyang City, Yantai, Shandong Province, People’s Republic of China 265200

(Address of principal executive offices and zip code)

(0086) 535-7282997

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On May 24, 2011, Jiangbo Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the Company’s operating results for the third quarter fiscal year 2011. The Company hosted a conference call on May 25, 2011 at 8:300am Eastern time to discuss its financial results for the third quarter fiscal year 2011 March 31, 2011 . A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2011, the Board of Directors of the Company received a letter from its independent director, Mr. Michael Marks, dated May 23, 2011 (“Mr. Marks’ First Letter”), in which Mr. Marks informed the Company that he did not wish to stand for re-election to the board at the Company’s 2011 annual meeting of stockholders which is scheduled to be held on June 28, 2011 at 9:00 a.m. Beijing Standard Time, which is equivalent to June 27, 2011 at 9:00 p.m. U.S. Eastern Standard Time (the “Annual Meeting”). As a result, Mr. Marks would also cease to be a member of the Company’s Audit Committee from the date of the Annual Meeting. Mr. Marks informed the Company that his decision not to stand for re-election at the Annual Meeting was due to increased professional commitments as a result of which he will be unable to commit the appropriate time to the Company’s affairs. A copy of Mr. Marks’s First Letter is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Subsequently, on June 6, 2011, the Board of Directors (the “Board”) of the Company received a letter from Mr. Marks (“Mr. Marks’ Second Letter”) informing the Board that effective immediately he is resigning as a member of the Board and the chairman of the Audit Committee due to reasons indicated in a separate letter addressed to the Board of the Company dated June 6, 2011 (“Audit Committee Letter”). A copy of Mr. Marks’s Second Letter and the Audit Committee Letter are attached as Exhibit 99.3 and 99.4 to this Current Report on Form 8-K, respectively.

In addition, on May 23, 2011, the Board of the Company received a letter from its independent director, Mr. John Wang, dated May 23, 2011 (“Mr. Wang’s First Letter”), in which Mr. Wang informed the Company that he did not wish to stand for re-election to the board at the Company’s Annual Meeting. As a result, Mr. Wang would also cease to be a member of the Company’s Audit Committee and Compensation Committee from the date of the Annual Meeting.  A copy of Mr. Wang’s First Letter is attached as Exhibit 99.5 to this Current Report on Form 8-K. In addition, on May 26, 2011, Mr. Wang informed the Board (“Mr. Wang’s Second Letter”) that he had certain disagreements with the Company. A copy of Mr. Wang’s Second Letter is attached as Exhibit 99.6 to this Current Report on Form 8-K.

Subsequently, on June 6, 2011, the Board of the Company received a letter from Mr. Wang (“Mr. Wang’s Third Letter”) informing the Board that effective immediately he is resigning as a member of the Board and a member of the Audit Committee due to reasons indicated in the Audit Committee Letter. A copy of Mr. Wang’s Third Letter is attached as Exhibit 99.7 to this Current Report on Form 8-K.

On May 27, 2011, the Board of the Company by unanimous written consent appointed Dr. George (Guoqing) Zhou to serve as an independent director of the Company.  The Board determined that Dr. Zhou was an “independent director” as that term is defined and determined in accordance with Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.  Further, the Board appointed Dr. Zhou to serve as a member of the Audit Committee of the Board of the Company.

Dr. George (Guoqing) Zhou has served as the chief executive officer and a member of the board of directors of Beijing Tengzhong Investment Ltd. (“Tengzhong”), and Sichuan Tengzhong Heavy Machinery Industrial Co., Ltd. since August 2009. He has also been an independent director of China Media Express (Nasdaq: CCME) since November 2009. Prior to Tengzhong, Dr. Zhou was the Chief Operation Officer of Benda Pharmaceutical (BPMA.OB) (“Benda”) from September 2008 to May 2009 . Prior to Benda, from June 2007 to July 2008, Dr. Zhou was a Partner and Managing Director of Eos Funds, where he directed investments in Chinese companies which intended to list on U.S. and Canadian exchanges. Prior to that, from November 2003 to May 2006, Dr. Zhou served as Co-Founder, President & CEO, and member of the Board of Directors of Abepharma Ltd. and Red Mountain Pharmaceuticals (China) Ltd. Dr. Zhou was a post-doctoral fellow in molecular biology at the University of Victoria, Canada and received a Ph. D. in molecular biology from Umea University, Sweden in 1996. He received his Masters degree in Genetics at Southwest University, China in 1986. He received a Bachelor degree from Chongqing Normal University in Biology in 1983. He was an associate professor from August 1996 to 1998 at Chongqing University, China.

Dr. Zhou does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Item 9.01         Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release Dated May 24, 2011.
99.2	Letter from Mr. Michael Marks to the Company’s Board of Directors dated May 23, 2011.
99.3	Letter from Mr. Michael Marks to the Company’s Board of Directors dated June 6, 2011.
99.4	Letter from the Audit Committee, dated June 6, 2011.*
99.5	Letter from Mr. John Wang to the Company’s Board of Directors dated May 23, 2011.
99.6	Letter from Mr. John Wang to the Company’s Board of Directors dated May 26, 2011.
99.7	Letter from Mr. John Wang to the Company’s Board of Directors dated June 6, 2011.

* Certain portions of this Exhibit have been omitted based upon a request for confidential treatment and the omitted portions will be separately filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
JIANGBO PHARMACEUTICALS, INC.

By:	/s/ Jin Linxian
Name: Jin Linxian
Title: Chief Executive Officer

Dated: June 7, 2011